Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into this 16th day of January, 2008 (the “Effective Date”) between On2 Technologies, Inc., a Delaware corporation and its wholly-owned Finnish subsidiary On2 Technologies Finland Oy (collectively “On2”) and Eero Kaikkonen (hereinafter “Kaikkonen”).

WHEREAS, Kaikkonen and On2 Technologies Finland Oy (formerly Hantro Products Oy and hereinafter “On2 Finland”) are parties to an employment agreement dated October 31, 2007 (the “Employment Agreement”); and

WHEREAS, in accordance with the Employment Agreement, Kaikkonen has served as the President and Chief Executive Officer of On2 Finland and the Chief Marketing Officer of On2; and

WHEREAS, Kaikkonen and On2 have agreed that Kaikkonen will resign as an employee and officer of On2 and On2 Finland, and will serve as a consulting independent contractor for On2  until January 15, 2010, all under the terms and conditions of this Agreement.

NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Agreement, the receipt and sufficiency of which are hereby acknowledged, Kaikkonen and On2 hereby agree as follows:

1.  Resignation.  Effective as of January 16, 2009 (the “Termination Date”), Kaikkonen resigns, and On2 accepts his resignation, from his employment with On2 and from all the offices and other positions that he holds with On2 and any of On2’s directly and indirectly owned subsidiaries, including without limitation his positions as President and Chief Executive Officer of On2 Finland and Chief Marketing Officer of On2.  After the Termination Date, Kaikkonen shall not be entitled to the receipt of any further payments or benefits from On2 other than those expressly provided for in this Agreement. The parties hereto agree that, except for those provisions of the Employment Agreement that survive the termination of Kaikkonen’s employment with On2, the Employment Agreement is terminated as of the Termination Date.

2.  Consulting Engagement.   From the Termination Date through January 15, 2010 (the “Transition Period”), Kaikkonen shall serve in an independent contractor capacity as a consultant to On2’s chief executive officer.  Kaikkonen’s responsibilities during the Transition Period shall be to provide marketing and strategic planning advice to On2’s chief executive officer and to perform such other advisory duties as the chief executive officer shall reasonably assign to him, up to a maximum of forty (40) hours per month.  During the Transition Period, Kaikkonen will not undertake any business activities as an advisor to On2 or otherwise on behalf of On2 without the prior approval of On2’s chief executive officer.  Kaikkonen shall have no power or authority to act for or to take any action on behalf of On2 or to bind On2 to any obligation with any third party.

3.  Compensation Payments During the Transition Period.

(a)  Vacation Days; Expenses.

(i)  On the next regularly scheduled pay day after the Termination Date, On2 will pay Kaikkonen for any accrued but unused vacation days as of the Termination Date, in accordance with On2’s applicable policies and procedures.

(ii)  On2 shall reimburse Kaikkonen for appropriate and reasonable expenses incurred by Kaikkonen on or before the Termination Date, if any, in accordance with On2’s applicable policies and procedures.  During the Transition Period, On2 shall reimburse Kaikkonen for reasonable and necessary expenses, including On2 approved travel expenses, subject to compliance with On2’s travel and other expense policies.

(iii)   On2 shall reimburse Kaikkonen for (A) the reasonable costs of transporting his personal belongings (except for his automobile) from New York to Finland, up to a maximum of $9,500 and (B) the rent through January 2009 for Kaikkonen’s Saratoga Springs apartment.

(b)  Consulting Fees.  Provided that Kaikkonen (i) signs this Agreement and (ii) complies with all of his obligations in this Agreement, then following the Termination Date and continuing for the Transition Period, On2 shall pay Kaikkonen a Five Thousand Euro (EUR 5,000) monthly (“Consulting Fees”) for his consulting services (with such amount to be prorated for the partial months of January 2009 and January 2010).  The Consulting Fees shall be in lieu of any severance or other post termination compensation that Kaikkonen might have been entitled to under the Employment Agreement or otherwise.

(c)  Stock Options.  The three (3) month period during which Kaikkonen may exercise vested On2 stock options pursuant to his On2 stock options agreements dated November 8, 2007 and September 25, 2008 shall commence as of the Termination Date.

4.  Proprietary Information; Confidentiality.  The restrictions and obligations set forth in Exhibit A hereto are hereby incorporated herein and made a part of this Agreement.   In addition, Kaikkonen will remain subject to On2’s blackout restrictions until the opening of the next trading window and, if Kaikkonen is in possession of material nonpublic information on or after the opening of the next trading window, after such opening for as long as such information remains material and nonpublic.

5.  General Release of Claims.   Kaikkonen (for Kaikkonen and Kaikkonen’s agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge On2 Technologies, Inc.,  On2 Technologies Finland Oy and their past and present parent, subsidiaries, affiliates, predecessors or other related entities, and their respective employees, agents and affiliates, as well as the successors, shareholders, partners, members, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present (Collectively “Released Parties”) , from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any court of competent jurisdiction or before any government agency or other governmental entity, which Kaikkonen has or may have against any Released Party by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Kaikkonen, all claims attributable to the termination of that employment, and all claims arising under contract, tort, common law, or any federal, state or other governmental statute, regulation or ordinance or common law.  This release includes, but is not limited to, all claims of discrimination in employment under Finnish law.

6.  No Other Consideration. Kaikkonen affirms that the terms stated herein are the only consideration for signing this Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Agreement. Kaikkonen has accepted the terms of this Agreement because he believes them to be fair and reasonable and for no other reason.

7.  Cooperation in Legal Proceedings. Kaikkonen agrees to reasonably cooperate with On2 and its directly and indirectly owned subsidiaries in connection with litigation and other legal and regulatory proceedings, investigations and inquiries that relate to his services or relate to his areas of responsibility during his employment. On2 shall reimburse Kaikkonen for reasonable expenses, if any, that he may incur while complying with this obligation.

8.  Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon (i) On2, its successors and assigns, and any company with which On2 may merge or consolidate or to which On2 may sell all or substantially all its assets, and (ii) Kaikkonen and Kaikkonen’s executors, administrators, heirs and legal representatives.  Kaikkonen may not sell or otherwise assign his rights, obligations or benefits under this Agreement, and any attempt to do so shall be void.

9.  Remedies. The parties hereto each acknowledge and agree that their respective rights under this Agreement are of a specialized and unique character, that a monetary remedy for a breach of the agreements set forth in this Agreement will be inadequate and impracticable and that immediate and irreparable damage will result to On2 or Kaikkonen (the "Aggrieved Party") if the other (the "Aggrieving Party") fails to or refuses to perform its obligations under this Agreement. Notwithstanding any election by any person to claim damages from On2 or Kaikkonen, as the case may be, as a result of any such failure or refusal, the Aggrieved Party may, in addition to any other remedies and damages available, seek temporary and permanent injunctive relief (without the posting of a bond or other security) in a court of competent jurisdiction to restrain any such failure or refusal and the Aggrieving Party, on its own behalf and, in the case of On2, on behalf of its affiliates, waives any defense that the Aggrieved Party has an adequate remedy at law. The Aggrieving Party agrees that, in addition to all other remedies available at law or in equity, the Aggrieved Party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

10.  Withholding. All payments to be made to Kaikkonen under this Agreement, or otherwise by On2 shall be subject to withholding to satisfy required withholding taxes and other required deductions.

11.  Modification. This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed and duly executed by each of the parties hereto.

12.  Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties on its subject matter, and, except as otherwise provided herein, it supersedes all previous negotiations, agreements, commitments, and writings in connection herewith. If a conflict or inconsistency is found between the terms of this Agreement and any other agreement, the terms of this Agreement shall control.

13.  Waiver.  The failure of either party to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed to be a waiver by that party of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

14.  Severability. The parties expressly agree that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Agreement are unreasonable, then it is the intention and the agreement of the parties hereto that the provisions hereof shall be construed by the court in such a manner as to impose only those restrictions on each party's respective conduct that are reasonable in light of the circumstances and as are necessary to assure to each party the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to each party hereto the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

15.  Choice of Law and Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to conflict of law principles.  Any dispute, controversy or claim arising out of or relating to this Agreement or a breach, termination or invalidity hereof shall, if it cannot be settled amicably between the parties, be finally settled by arbitration conducted in accordance with the arbitration rules of JAMS.  The arbitration shall be conducted in New York, New York before one arbitrator and New York law shall apply.  Notwithstanding the foregoing, neither party shall be precluded from seeking equitable relief in a court of competent jurisdiction.

16.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signature by facsimile shall be deemed to be an original signature.

17.   Acknowledgements.  Kaikkonen hereby acknowledges that he has carefully read and fully understands the provisions of this Agreement, including the General Release of Claims and that he has had the opportunity to consult with counsel.  Kaikkonen further acknowledges that he is signing this Agreement voluntarily and without coercion because he believes it is fair and reasonable and for no other reason.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

ON2 TECHNOLOGIES, INC.

By:	/s/ Matt Frost
Name:	Matt Frost
Title:	CEO
Date:	January 20, 2009

ON2 FINLAND TECHNOLOGIES OY By: /s/ Matt Frost Name: Matt Frost Title: Chairman Date: January 20, 2009

EERO KAIKKONEN

/s/ Eero Kaikkonen
Date: January 19, 2009

Exhibit A

NON-COMPETITION/CONFIDENTIALITY
AGREEMENT

SECTION 1. Definitions.  Capitalized terms used herein will have the meanings set forth below or, if not defined below, in the Agreement:

1.1.           “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and where “Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, organization or governmental authority.

1.2.           “Board” means the Board of Directors of On2 Finland.

1.3.           “Competing Business” means any business activity in the same line of business with On2 Finland and competing directly with the business of On2 Finland.

1.4.            “Intellectual Property” means all inventions referred to in the Finnish Act on Rights to Inventions in Employment (Laki oikeudesta työntekijän tekemiin keksintöihin, 656/1967).

1.5.            “Proprietary Information” means confidential, proprietary, business and technical information or trade secrets of On2 Finland or of any Affiliate of On2 Finland.  Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items:  (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) distribution methods, (e) marketing data, methods, plans and efforts, (f) the identities of On2 Finland’s and its Affiliates’ relationship(s) with actual and prospective customers, contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and On2 Finland’s and Affiliates’ course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, and (j) customer and vendor credit information.  Failure by On2 Finland to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.  Proprietary Information shall not include information:  (i) that is in the public domain through no fault of Kaikkonen; (ii) that is independently developed by Kaikkonen through persons who have not had access to, or knowledge of, the information or data; or (iii) which must be disclosed pursuant to a governmental or court order or otherwise as required by law provided, however, that Kaikkonen shall give prior written notice of such anticipated disclosure to On2 Finland and cooperate with On2 Finland in seeking to obtain a protective order.

1.6.           “Restricted Period” means the period beginning on the Effective Date and ending nine (9) months thereafter.

1.7.           “Restrictive Covenants” means the provisions contained in Section 2.1 of this Agreement.

SECTION 2. Non-Compete; Confidentiality; Non-Solicitation. In consideration for the Consulting Fees, Kaikkonen agrees to be bound by the Restrictive Covenants set forth in this Section 2.

2.1.           Restrictive Covenants.

(a)           Non-Compete.  Kaikkonen agrees that he will not during the Restricted Period, in the United States or any other place where On2 Finland, or its Affiliates conduct business, either directly or indirectly, do any of the following without the prior written consent of the Board:

(i)           engage or participate in any Competing Business;

(ii)           become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business.  Notwithstanding the foregoing, Kaikkonen may hold up to three (3) percent of the outstanding securities of any class of any publicly-traded securities of any company (including any firm, corporation, association or other entity engaged in any Competing Business);

(iii)           solicit or call on, either directly or indirectly, for purposes of selling services competitive with services sold by On2 Finland or its Affiliates, any customer with whom On2 Finland or its Affiliates shall have dealt or any prospective customer that On2 Finland or its Affiliates shall have identified and solicited at any time during the employment relationship between On2 Finland and Kaikkonen or during the Transition Period;

(iv)           influence or attempt to influence any supplier, customer or potential customer of On2 Finland or its Affiliates to terminate or modify any written or oral agreement or course of dealing with On2 Finland or its Affiliates; or

(v)           influence or attempt to influence any person to either (A) terminate or modify any employment, consulting, agency, distributorship or other arrangement with On2 Finland or its Affiliates, or (B) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by On2 Finland or its Affiliates as an employee, consultant, agent or distributor of On2 Finland or its Affiliates.

(b)           Confidentiality.  Kaikkonen recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of On2 Finland and its Affiliates.  As a result, both during the Restrictive Period and thereafter, Kaikkonen shall not, without the prior written consent of On2 Finland, for any reason, either directly or indirectly, divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of On2 Finland, any Proprietary Information revealed, obtained or developed in the course of his employment by On2 Finland or in the course of performing services for On2 Finland or its Affiliates during the Transition Period; provided, that nothing herein contained shall restrict Kaikkonen’s ability to make such disclosures during the Restrictive Period as may be necessary or appropriate to the effective and efficient discharge of his duties under the Agreement or as such disclosures may be required by law.  If Kaikkonen or any of his representatives become legally compelled to disclose any of the Proprietary Information, Kaikkonen will provide On2 Finland with prompt written notice so that On2 Finland may seek a protective order or other appropriate remedy.

(c)           Property.

(i)           All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of On2 Finland or its Affiliates, as applicable.  During the Transition Period, Kaikkonen shall not remove from On2 Finland’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to On2 Finland or its Affiliates unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose.  Kaikkonen shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with On2 Finland, he shall leave with or return to On2 Finland all originals and copies of the foregoing then in his possession, whether prepared by Kaikkonen or by others.

(ii)           The Finnish Act on Rights to Inventions in Employment is applicable to Kaikkonen’s inventions.  In case the assignment or transfer of the Intellectual Property rights needs to be done according to a procedure set out in the relevant legislation, Kaikkonen agrees to make all the required notices and co-operate with On2 Finland to ensure the transfer of the full ownership in such Intellectual Property to On2 Finland.  On2 Finland will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect to such Intellectual Property.  Kaikkonen further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by On2 Finland to perfect, maintain or otherwise protect its rights in the Intellectual Property.

2.2.           Rights and Remedies Upon Breach.

(a)           Specific Enforcement.  Kaikkonen acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of On2 Finland and its Affiliates.  Kaikkonen also acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to On2 Finland or its Affiliates for which monetary damages would not be an adequate remedy.

(b)           Accounting.  If Kaikkonen willfully breaches any of the Restrictive Covenants, Kaikkonen agrees to pay to On2 Finland by means of liquidated damages an amount corresponding to his Consulting Fees for six (6) months.

2.3.           Judicial Modification.  If the competent court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

2.4.           Disclosure of Restrictive Covenants.  Kaikkonen agrees to disclose the existence and terms of the restrictive covenants set forth in this Section 2. to any employer that Kaikkonen may work for during the Restricted Period.